China Education Cloud Platform (Souzhi) Development Agreement

Party A: Harbin Zhong He Li Da Education Technology, Inc. (hereinafter referred to as Party A)

Party B: Beijing Qianpinbaihui Science and Technology Co., Ltd. (hereinafter referred to as Party B)

WHEREAS, Party A intends to entrust Party B to develop the website “Souzhi” of “China Education Cloud Platform,” for profits of Party A;

NOW THEREFORE, pursuant to the Contract Law of the People's Republic of China and the relevant laws and regulations and in accordance with the principles of equality and mutual benefits, both parties hereby agree as follows:

I.	Definition:

The following terms in this agreement shall have the following meanings:

i.	Unless otherwise specified, “software” includes “software system”, which means the current and future versions of the software that are developed and provided in the performance period of the agreement as described in Annex I, including the software and related documents developed by Party B in the period of the contract.

ii.	“Deliverables” refers to software delivered by Party B, including source code, installation disk, technical documentation, user guide, operation manual, installation guide and test reports.

iii.	“Delivery” refers to the behavior of Party B to hand in developed software within the date specified by both sides. The completion of delivery by Party B does not mean that Party B has fulfilled all of its obligations under this agreement.

iv.	“Specifications” means the standards and norms of technology or other development tasks.

v.	“Milestone” refers to certain the software or module that Party B completed in the software development process which has the relative independence.

vi.	“Source code” refers to the source code for the software. It must be used or understood by skilled programmers, and can be printed as well as machine-readable or in other reasonable and necessary form, including the assessment of the software, testing or other technical documents.

vii.	“Trade secrets” refer to management information, methods, customer lists, business data, product information, sales channels, technical know-how, source code, computer documentation owned by each party and not known to the public, or any information explicitly defined as commercial secret and recognized by the law in the performance of this agreement.

viii.	“Business Day” means all working days except holidays, days unspecified refer to calendar days.

II.	The description of developed software:

1.	This software is developed by Party A for “China Education Alliance Cloud Platform”. The software's main function and objective is to build a comprehensive long distance education service platform shared by multiple educational institutions including course management, video release, test system, courseware system, learning card system, financial management, application and enrollment, self-defined category, and institutional news etc.

2.	Software system

The software system developed by Party B is Souzhi Website.

3.	Software development target

The overall function of the software shall conform to the functional requirements as described by Party A and meet the technology standards (accurate, efficient, safe, reliable, open and practical) set by Party A.

4.	Delivery schedules of the software

1.	Delivery time is December 30, 2012;

2.	Software development is divided into seven milestone phases. After the completion of each milestone phases, the software shall be tested and delivered based on mutually recognized testing standards. The software development standard used by Party B or testing standing applied by Party B shall not be lower than the industry standard.

III.	The Software Development

1.	Development

Upon signing of the agreement, Party B shall make every effort to fulfill its obligations under the development plan, and shall complete and deliver each of the milestones on time, and the quality standards shall be accepted by both parties.

2.	Subcontract

Projects under this contract shall not be subcontracted. Party B shall be liable for his breach in accordance with the relevant provisions of this agreement in the event of breach of this provision.

3.	Information and Data

Party A and B shall co-coordinate, and have effective communication. In accordance with the provisions of the agreement and the needs of the project, Party B shall understand the situation, gather relevant materials, survey the relevant functional personnel and understand existing data and information of Party A, in order to conduct a comprehensive research and design of the software. Party A shall actively cooperate, provide the relevant information and data, particularly the information and data related to the functions and objectives of the software. If Party A does not provide all of the information and data that Party B needs to complete the agreement, Party A shall be responsible for the damages resulting from its failure to provide.

4.	Demand and Demand Analysis

1.	Party A and Party B shall conduct the demands analysis together according to the description of the software and its functions as prescribed in Article II and information and data provided by Party A. When Party A submits demand specification, data and information, Party A may ask for advice or comments from Party B concerning software functions, goals, the composition of demand involved and related technical issues, and Party B shall explain and respond in time.

2.	After Party B obtaining the demand information and data, Party B shall timely complete the written demand analysis. The demand analysis shall be approved by the Party A.

5.	Demand Requirements specification, outline design specification and detailed design specification

1.	After Party B obtaining the necessary information and data provided by Party A, Party B shall complete demand specification before May 10, 2012, and complete outline design specification before May 30, 2012 and complete detailed design specification before June 20, 2012. Upon completion, the three items shall be submitted to Party A for review and verification. Party A shall review and verify the applicability, need and application of the software described therein. Party A shall complete the review of demand specification before June 25, 2012, and complete outline design specification review before June 30, 2012, and complete the review of detailed design specification before July 30, 2012. If Party A approves the above-mentioned documents, Party A shall sign the above-mentioned documents. In the event of disagreement, Party A shall submit a written explanation to Party B for review. If Party B does not consider it is not a problem, Party B shall explain to Party A. If the problems indeed exist, Party B shall promptly revise and re-submit to the Party A for review and verification. Both parties shall repeat this procedure until the two parties unanimously approve and sign.

2.	The signoff of Party A on the above specifications shall only represent its approval of the applicability need and application of the software. Party A shall not review the technical issues in the manual. If there is any technical problem or technical adjustment related to Party B’s design in the manual, Party B shall be responsible.

3.	If Party A does not complete its obligations under the agreement within the agreed timeframe, Party B may accordingly extend its delivery time. If the delay causes the loss of Party B, Party A shall compensate the loss of Party B.

6.	Progress report

A the end of each month, Party B shall submit a written progress report containing the project progress or implementation of milestone plan, completed software development projects, any difficulties and obstacles, the expected results of the project, allocation of staff, any project changes or anything associated with this project which shall be conveyed to Party A or requested by Party A. If any major problems or important change occurs, Party B shall make a written report to Party A within 7 working days from the date of the occurrence of the event. Party B shall reply with the project-related inquiries within 7 working days to Party A in other time. If Party B violates this provision, Party B shall be responsible for the project delay or Party A’s inability to pay timely or cooperate. Party A shall also reply to Party B within 7 working days after receipt of the written report from Party B.

7.	Third-party supervision

Party A shall have the right to retain a third party as a supervising officer of the software development. If Party A designates a third party as its supervising officer, based on Party A’s authorization, the supervising officer shall have the same rights as Party A as stipulated in the agreement to supervise this project. Supervisor shall have appropriate qualifications and exercise its supervision duties in accordance with the law, or Party B shall have the right to refuse to accept supervision.

IV.	The project changes

In order to maintain and take into account the interests of all parties, and to ensure the quality of the developed software, after the execution of this contract, Party A and Party B shall have the right to reasonably request changes, extension, replacement or modification of certain parts of the project, including the increase or decrease of capacity of software / improve or enhance the technical parameters / change the delivery or installation time and place. The parties hereby agree:

1.	If Party A proposes changes in some parts of the project, Party A shall submit the request in writing to Party B. Party B shall respond in writing within five working days, including the impact of the change on contract price, project delivery date, system performance of the software, project technical parameters and the terms of the agreement, etc.;

2.	Upon receipt of the aforementioned response from Party B, Party A shall notify Party B in writing if it accepts the aforementioned response. If Party A accepts the above response, the parties shall confirm the changes in writing and perform the agreement according to the amendment.

3.	If the Party A does not agree with Party B’s response on the change on the contract price and project delivery date, but if these changes are not implemented, it will affect the normal use and main function of the software, Party B shall implement the change requests. At the same time, the parties shall have the right to resolve the dispute in accordance with the provisions of Article 13. Pending resolution of the dispute, Party A shall execute the change on price and project delivery date as requested by Party B in its response.

4.	As the total contract price relates to the total amount of the target of the agreement, the parties hereby agree that if the changes proposed by Party A leads to the decrease in the total contract price, then Party A shall subsidize Party B in the amount equivalent to 3% of the total contract price for every 10% decrease in the total contract price.

5.	If Party B proposes project changes, Party B shall elaborate on the effect of the changes on contract price, project delivery date, software performance and technical parameters, as well as the terms of the agreement.

6.	After Party A receives notice of the above changes, Party A shall notify Party B in writing within five working days whether Party B agree with and accept the changes or not. If Party A accepts the above reply of Party B, the parties shall confirm this change in writing, and parties shall execute the agreement pursuant to the amendment. If the Party A does not agree with the above recommendations of Party B, the parties shall execute the original agreement.

V.	Delivery, receipt and acceptance

1.	Delivery

1.	Party B shall give a written notice to Party A five working days prior to the delivery. Party A shall arrange to receive the delivery within five working days after receiving the notice. Party B shall test the deliverable pursuant to mutually recognized testing standards to verify compliance with the provisions of this agreement prior to delivery.

2.	If the delivery cannot be made in accordance with the timeline in the agreement due to Party A, Party B shall postpone the delivery time accordingly. If Party B suffers loss as a result of the delay in delivery, Party A shall indemnify Party B for the actual losses. If Party A can accept but refuse to accept the delivery, this shall be regarded completion of delivery by Party B, and the Party A shall make payment in accordance with the agreement, unless otherwise agreed by the parties.

2.	Content of delivery

1.	Party B shall deliver in accordance with the terms of the agreement. The documents and files to be delivered shall be in electronic formats and readable.

2.	If Party A’s improper operation, inspection or other reasons causes problems in the project delivered, Party B shall assist to solve the problem within 5 working days, upon request of Party A. Party A shall be responsible for any cost incurred.

3.	Acceptance

After Party A receives these deliverables, Party A shall immediately test and evaluate the deliverables to confirm its compliance with the features and specifications of the developed software. Party A shall submit to Party B a written explanation accept the deliverables within five working days. If any defect occurs, Party A shall submit a description of the defect, and shall specify the part to be improved and Party B shall immediately rectify the defects, and conduct testing and evaluation again. Party A shall again examine the system, issue written acceptance or submit a defect report within five working days. Party A and Party B shall repeat this process until Party A accepts, or the agreement is terminated by Party A pursuant to the laws or this agreement

4.	Software systems trial operation

1.	Since the delivery is accepted, Party A shall have a 30-day trial operation.

2.	If Party B causes software problems during the trial operation, Party B shall promptly solve the problems, and related costs shall be borne by Party B.

3.	Party B shall cure the defects or solve problems within a reasonable period of time. If the above defects or problem affects the realization of the basic functions and goals of the software, and the time spent on solving the problems is more than five working days, then Party B shall be deemed in breach of delivery obligation, unless such problem is caused by Party A.

5.	System acceptance

1.	After software trial operation is completed, Party A shall promptly test and accept the system in accordance with the agreement. Party B shall notify Party A in writing of the acceptance, and Party A shall arrange the date to complete software system acceptance in accordance with the provisions of the agreement within five working days upon receipt of the acceptance notice.

2.	If the software fails to pass the system acceptance as a result of Party B, Party B shall solve the problem and bear the associated costs, and at the same time extend the trial operation period of 15 working days until the software system is in full compliance with the acceptance criteria.

3.	If the software fails to pass the system acceptance due to Party A, if this is caused by Party A's computer system failure, Party A shall solve the problem within a reasonable period and accept again. If it is caused by reasons other than the failure above, except for force majeure prescribed under the provisions of the agreement, if Party A fails to complete acceptance within the stipulated time, Party B shall have the right to unilaterally complete the acceptance in a reasonable way in its discretion and shall submit the acceptance report to Party A. This shall be considered completion of system acceptance. During the unilateral acceptance by Party B, Party A shall provide the acceptance convenience. If Party A does not provide the acceptance convenience within 5 working days after Party B proposes the unilateral acceptance, and the system shall be considered passed the acceptance.

VI.	Intellectual property and use right

1.	Intellectual Property

Party A shall have the intellectual property rights of the developed software. Party B shall not, in any way, disclose to, transfer, or permit any third parties any related technology achievements, computer software, technology knowhow, secret information, technology files and documents without the written permission of Party A. Unless otherwise for the needs of this project, Party B shall not in any way use the above information and technology for profits. If Party B violates the provisions of this article, in addition to the immediate cessation of the breach, Party B shall pay liquidated damages and compensation for loss of Party A.

2.	Use rights

Party A shall have the right to use the software.

3.	The rights and obligations of the parties under the agreement shall not change in the event of acquisition, merger, reorganization and spinoff. If any of the above ocurrs, the rights and obligations under this agreement shall be transferred to the successor entity in the acquisition, merger, reorganization or spinoff. If the rights and obligations of Party A and Party B under this agreement are transferred to their successor entity, then Party A, Party B and their respective successor entity shall have the rights and obligations under the agreement, respectively.

4.	Party B shall strictly abide by the related intellectual property rights and software copyright protection laws and regulations, and test the software within the limits prescribed in the agreement. If Party B’s unauthorized commercial duplication constitutes breach of the agreement or the breach causes loss of Party A, Party B shall be responsible for any liability.

VII.	Maintenance and training

1.	Software maintenance and support

Party B agrees to provide software maintenance and support services within the period stipulated in the agreement. Unless the Parties otherwise agree in writing, if Party A use the software for commercial sale in accordance with the law or the agreement, Party B shall provide end users with maintenance and support services. Upon expiration of the maintenance and support service, if Party A continues to engage Party B to provide the above services, the parties shall enter into maintenance and support agreements separately.

2.	Project training

Party B shall promptly provide personnel training to the relative officer of Party A, and training objectives is to independently and skillfully complete the operation to achieve the objectives and functions of the software set forth in the agreement.

VIII.	Price and payment method

1.	Price

The total price for the development of software is RMB 9,000,000.

2.	Change in pricing

In the process of the project, if Party A and Party B make any changes or modify any function or increase or decrease software modules by mutual consent, one party or both parties shall negotiate a specific price after the modification based on the price set forth above.

3.	Payment: Payments shall be made in installments on mutually agreed milestones.

IX.	Warranties and Disclaimer

1.	Party B warrants

i.	conflicts of interest

Party B’s signing and execution of the agreement or the files associated with the agreement will not:

1)	conflict with the articles of association of Party B or laws, regulations or judgment that are applicable to Party B;

2)	conflict with the provisions of any legal documents with third parties, such as the guarantee agreement, promise, contracts or lead to any breach, or cause the constraint of Party B’s rights.

ii.	Party B warrants:

The fulfillment of Party B’s obligations under the agreement and the delivery of the software are not subject to restrictions or limitations of any third party, nor accept any constraints or restrictive obligations.

iii.	infringement and being sued

Party B warrants that the development of the software will not infringe the intellectual property rights or other rights of any third party, that there is no other pending litigation against the rights to the software, or that the exercise of rights of the software by Party A will not infringe on the legal rights of any third party.

iv.	legitimate software

The software must be developed in accordance with provisions of the software products and software standards prescribed by the national government.

v.	The software system delivered by Party B does not include any software that can automatically terminate or hinder the operation of the system.

vi.	If the software delivered by Party B needs to be registered with the relevant government authorities; Party B shall ensure that the software has completed the above procedures.

2.	Infringement damages

i.	Party B agrees that if any third-party alleges the use of the software by Party A or its authorized customer infringed on a third party's intellectual property rights or other property rights, Party B shall defend any action or legal requests arising thereof. Party B agrees to pay the amount of compensation determined by the judgment or settlement. Party A agrees that in event of such litigation, Party A shall promptly notify Party B and provide reasonable assistance to Party B to deal with the litigation or requests. Party A shall deal with the related answer, defense or settlement with consent of Party B. Party A shall, at its own expenses, to participate in the defense or settlement of the claim. If Party B fails to respond or settle the claim due to economic or other reasons, Party A shall have the right to respond or settle, the costs of which shall be borne by Party B.

ii.	If the software or any part thereof was considered violations of the legitimate rights of the third person in accordance with the law, or any agreed use or distribution of the software, exercise of any right granted by Party B is considered to be infringement, Party B shall try to replace the software with a non-infringing software with the equal functions or obtain the relevant authorization, so that Party A may continue to enjoy the rights under this agreement.

iii.	If Party B, using its reasonable judgment with factual basis, determines that the software or any part thereof may be identified by law as infringement of the legitimate rights of the third person, or use or distribution of the software or exercise of the rights granted by Party B may be identified as infringement, Party B shall replace the software with a non-infringing software with the equal functions or obtain the relevant authorization, so that Party A may continue to enjoy the rights under this agreement. Party B shall be response for any infringement caused by the use of illegal software system by Party A, or use of software that is not provided by Party B in the software or the modification in the software that is not made by Party B.

3.	Party A Warranty

Conflicts of interest

Party A’s signing and execution of the agreement or related files will not:

1)	conflict with Party A’s constitution or other applicable laws, regulations or judgments;

2)	conflict with the provisions of any legal documents with third parties, such as the guarantee agreement, promise, contracts or lead to any breach, or cause the constraint of Party B’s rights.

X.	Confidentiality

1.	Transmission of information

During the performance of the agreement, either party can get the other’s trade secrets related to the project, for which both parties shall be cautious in disclosing and accepting.

2.	Confidentiality

The party with access to the other’s trade secret shall only use the trade secret for performance of obligations under this agreement and shall be used by relevant engineering and technology staff. The party with access to the other’s trade secret shall take appropriate and effective action to protect the trade secrets, shall not use, disseminate or disclose the trade secret without authorization. Unless with written permission of the other party or the information is no longer considered trade secrets by the owner, or have been public, the trade secret shall not be disclosed within 10 years.

3.	Non-compete

Party A and B agree that, during the performance of the agreement as well as [   ] years after the full performance of the agreement, the parties shall not use the trade secret of each other obtained during the execution of the project, or engage in the competing business with each other, nor employ in any manner each other’s technology or management personnel in the project.

4.	Information Security

Party A and Party B agree to take appropriate safety measures to comply with the aforementioned obligations. Upon reasonable request of one party, the other party can check if the security measures taken the other party meet the above requirements.

XI.	Breach and liability

1.	Delivery breach

Party B shall complete and deliver the project within the time stipulated in the agreement. If the development gets delayed, Party A agrees to provide Party B with a 30-day grace period, there shall be liability for Party B within the grace period. If Party B during the grace period fails to complete or deliver the project in accordance with the provisions of the agreement, in addition to the damages, Party A shall the right to request Party B to take remedial measures and continue to fulfill obligations under this agreement. The specific method for determining the amount of the damages is as follows:

1)	For every delay of 15 days, Party B shall pay liquidated damages of 5% of the total contract price, but the total amount of liquidated damages shall not exceed 20% of the total contract price;

2)	If the extension exceeds 120 days, in addition to the agreed liquidated damages, Party A shall have the right to terminate the agreement and require Party B to pay 20% of the total contract price as compensation for Party A. If Party A thus terminates this agreement, Party B shall return within two weeks payments made by Party A and destroy all the basic files and raw data in accordance with the Party's instructions and compensate Party A for direct and indirect losses.

2.	Payment default

1)	If Party A fails to make payment within the time prescribed by the agreement, for each extension of 15 days, Party A shall pay liquidated damages of 5% of the total contract price, but the total amount of liquidated damages shall not exceed 20% of the total contract price;

2)	If the extension exceeds 120 days, in addition to the agreed liquidated damages, Party B shall have the right to terminate the agreement and require Party A to pay 20% of the total contract price as compensation for Party B.

3)	If the parties continue to execute the agreement, in addition to payment of the liquidated damages, Party A shall pay in accordance with the provisions of the agreement and the dates for Party B’s performance shall be extended accordingly;

4)	If Party B chooses to terminate the agreement, Party A shall pay Party B for the delivered and completed software. After payment of the Party A, Party B shall deliver the paid software.

3.	The confidentiality breach

Any party in violation of the confidentiality obligations under this agreement shall pay 20% of the total contract price as liquidated damages. If the actual loss including the profits exceed 20% of the total contract price, then the party suffering the loss shall have the right to demand the breaching party to pay the amount exceeding 20% of the total contract price.

4.	Other default

Any party in violation of its obligations under this agreement, except otherwise provided in the agreement, the breaching party shall pay 20% of the total contract price as liquidated damages to the other party.

5.	In the event of default, if the non-breaching party requests the breaching party to pay liquidated damages, it shall send written request, including an event of default, liquidated damages, payment time and manner. After receipt of such notification, the defaulting party shall reply within five days, and to pay liquidated damages. If the parties can not reach a consensus on the terms and conditions in accordance with the provisions in the agreement, they shall follow the dispute resolution provisions to solve their disputes. Neither party shall take illegal means or undermine the project to obtain liquidated damages.

XII.	General Terms and Conditions

1.	If the attachments of this agreement or any document signed before the agreement t was signed conflict or are inconsistent with the terms of this agreement, the agreement shall prevail.

2.	Either party may disclose in accordance with its operational needs the existence or nature of this agreement, but the specific terms of the agreement, without the other's consent, shall not be disclosed to third parties.

3.	Force majeure

1)	In the event of earthquakes, typhoons, floods, fires, wars, and other unforeseen and unpredicted force majeure which can not be prevented, overcome or avoided and directly affect the performance of the agreement the party affected by the force majeure party shall be exempted from related obligations under the agreement. The party affected by the force majeure shall immediately notify the other party in writing, and provide details on the force majeure and reasons and valid proof for the inability to perform the agreement or partially unable to perform the agreement or delayed performance within 15 days. The parties shall discuss whether to terminate the agreement, or partially exempt the performance of the agreement, or postpone the performance of the agreement based on the impact of the force majeure. If the force majeure occurs while one party is late in performing its obligation under the agreement, the obligations for the late party shall not be exempted.

2)	The party affected by the force majeure shall take appropriate measures to mitigate the impact the force majeure on the performance of this agreement. If the loss is increased as a result of failure to take appropriate actions, then the party that fails to take appropriate actions shall not claim for exemption or damages for the increased loss.

XIII.	Dispute resolution

1.	If any dispute arises during the performance of the agreement, the parties shall first resolve the dispute through friendly negotiation. If the negotiation fails, the two parties agree solve the dispute in the following manner:

1)	submit to the Beijing Association of Information and Law for mediation and solve the dispute in accordance with its mediation rules;

2)	Submit to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules;

2.	If any dispute has been submitted for arbitration or to the people's court for litigation, except the disputed matter or related agreement terms in dispute, the parties shall continue to fulfill other obligations under this agreement.

XIV.	Effectiveness, Amendment and Termination of the Agreement

1.	The agreement shall become effective after being signed or stamped by the representative designated by each of the parties.

2.	If any of the following occurs, either party shall have the right to terminate the agreement, subject to notice to the other party in writing:

1)	one party is bankrupted, revoked, or has entered the stage of liquidation or dissolution, or has been shut down in accordance with the law;

2)	the financial situation of one party is seriously deteriorated, and the party is unable to pay its debts as they become due;

3)	Other reasons for termination prescribed by the agreement or pursuant to the law.

Except as otherwise provided in this agreement and the laws and regulations, if any of the above happens to one party, this party shall be considered breaching the agreement, the other party shall have the right to pursue the liability of breach from the breaching party in accordance with the provisions of the agreement.

3.	Once the agreement has been signed, no party shall amend the agreement freely without mutual consent. If there is any change, supplement or amendment during the execution of the agreement, the parties shall enter into separate agreements in writing.

4.	The agreement shall have duplicate copies, with one copy for each party, and each copy shall have the same legal effect.

Party A: Harbin Zhong He Li Da Education Technology, Inc.

Signature Date: 4/10/2012

Party B:   Beijing Qianpinbaihui Science and Technology Co., Ltd.

Signature Date: 4/10/2012